As filed with the Securities and Exchange Commission on May 18, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PHARMACOPEIA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0418085
(State of Incorporation	(IRS Employer
or Organization)	Identification No.)

P.O. Box 5350 Princeton, New Jersey (Address of Principal Executive Offices)	08543-5350 (Zip Code)

PHARMACOPEIA, INC. AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Stephen C. Costalas, Esq.
Executive Vice President, General Counsel and Secretary
Pharmacopeia, Inc.
P.O. Box 5350
Princeton, New Jersey 08543-5350
(609) 452-3600
(Name, Address, and Telephone Number of Agent for Service)

With a copy to:

Ella DeTrizio, Esq.
Dechert LLP
P.O. Box 5218
Princeton, New Jersey 08543-5218
(609) 620-3211

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.01 per share and options and other rights related thereto	1,000,000 shares	(3)	$5.17	$5,170,000	$554

(1)             Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from merger, consolidation, reorganization, stock splits, stock dividends, recapitalization or similar transactions.

(2)             Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act solely for purposes of calculating the registration fee, based upon the average of the high and low sales prices of the Common Stock as reported on the  Nasdaq Global Market on May 14, 2007.

(3)             Represents the additional shares of Common Stock subject to future grants under the Pharmacopeia, Inc. Amended and Restated 2004 Stock Incentive Plan.

REGISTRATION OF ADDITIONAL SHARES

This Registration Statement is filed solely to reflect an increase of 1,000,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), reserved for the Registrant’s Amended and Restated 2004 Stock Incentive Plan (the “Plan”). Currently, 2,400,000 shares of Common Stock are registered for issuance under the Plan.  In accordance with General Instruction E to Form S-8, the contents of the earlier Registration Statement of Form S-8, Registration Statement No. 333-115202 filed on May 5, 2004, are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 Item 8. Exhibits.

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K immediately follows the signature page of this Registration Statement.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Cranbury, State of New Jersey, on this 18th day of May, 2007.

Pharmacopeia, Inc.

By:	/s/ LESLIE J. BROWNE, PH.D.
Leslie J. Browne, Ph.D.
President and Chief Executive Officer

POWERS OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Leslie J. Browne, Ph.D. and Stephen C. Costalas, Esq. as his or her attorneys-in-fact and agents, with the full power of substitution and re-substitution, for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact, or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Power of Attorney has been signed by the following persons in the capacities indicated as of the 18th day of May, 2007.

Signature	Title	Date

/s/ LESLIE J. BROWNE, PH.D.	President and Chief Executive Officer and Director
Leslie J. Browne, Ph.D.	(Principal Executive Officer)	May 18, 2007

/s/ BRIAN M. POSNER	Chief Financial Officer,
Brian M. Posner	Executive Vice President and Treasurer (Principal Accounting Officer and Principal Financial Officer)	May 18, 2007

/s/ JOSEPH A. MOLLICA, PH.D.	Chairman of the Board	May 18, 2007
Joseph A. Mollica, Ph.D.

/s/ CAROL A. AMMON	Director	May 18, 2007
Carol A. Ammon

/s/ FRANK BALDINO, JR., PH.D.	Director	May 18, 2007
Frank Baldino, Jr., Ph.D.

/s/ PAUL A. BARTLETT, PH.D.	Director	May 18, 2007
Paul A. Bartlett, Ph.D.

/s/ STEVEN J. BURAKOFF, M.D.	Director	May 18, 2007
Steven J. Burakoff, M.D.

/s/ DENNIS H. LANGER, M.D.	Director	May 18, 2007
Dennis H. Langer, M.D.

/s/ BRUCE A. PEACOCK	Director	May 18, 2007
Bruce A. Peacock

/s/ MARTIN H. SOETERS	Director	May 18, 2007
Martin H. Soeters

INDEX TO EXHIBITS

4.1

Registrant’s Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2007 as most recently amended).

4.2

Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form 10 filed with the Securities and Exchange Commission on April 9, 2004 (Reg. 000-50523) as most recently amended).

5.1	Opinion of Dechert LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Dechert LLP (included in Exhibit 5.1).

24	Power of Attorney (included on the signature page of this registration statement).

99.1	Pharmacopeia, Inc. Amended and Restated 2004 Stock Incentive Plan, effective as of May 3, 2007.